Exhibit 99.1

For Immediate Release

Hyperthermia Therapy for Cancer a Key Topic of Discussion at ESTRO Symposia in Goteborg, Sweden

SALT LAKE CITY, October 6, 2008—BSD Medical Corp. (NASDAQ:BSDM) today announced that the European Society for Therapeutic Radiation and Oncology (ESTRO) recently held in Goteborg, Sweden included a symposia with lectures and discussions by key thought leaders on the use of hyperthermia therapy for the treatment of cancer.  A summary of the presentations at the symposia is as follows:

Olav Dahl MD, Bergen, Norway and Stefan Bodis MD, Aarau, Switzerland:  Targeted Hyperthermia a powerful trigger in oncology

Dr. Dahl introduced the symposia theme, summarizing how targeted hyperthermia therapy is a “powerful trigger” in oncology. Hyperthermia therapy used in the treatment of cancer may be considered a “trigger” used for making other cancer therapies more effective.

Michael R. Horsman PhD, Aarhus, Denmark: Hyperthermia: A powerful enhancer of Radiotherapy

Dr. Horsman gave an overview of the biology by which hyperthermia therapy acts as an enhancer of radiation therapy, referencing his publication in Clinical Oncology entitled, “Hyperthermia: a Potent Enhancer of Radiotherapy” (see Clinical Oncology (2007) 19:418-426 by Horsman/Overgaard). Most evidence suggests that a primary biological mechanism by which hyperthermia therapy makes radiation more effective is its interference with the ability of cancer cells to deal with radiation-induced DNA damage.  The article further observes that “there is an additional indirect mechanism [by which hyperthermia therapy kills cancer] that results from the heat killing the radio-resistant hypoxic [oxygen depleted] cell population.”  Horsman noted that there is extensive data showing that, in combination with radiation, hyperthermia therapy is the single most effective radiation sensitizer. Horsman also observed that there are a number of large randomized clinical trials in a variety of tumor types that clearly show the potential of hyperthermia to significantly improve both local tumor control and survival after radiation therapy, without a significant increase in side-effects.

Peter Wust MD PhD, Berlin, Germany: Technology Update: MR-controlled online optimization of patient heat patterns

Dr. Wurst gave an overview of progress on the ambitious project of feedback control of treatment parameter settings based on iteratively optimized temperature distributions as recently published in Medical Physics (Vol. 34, No. 12, pp. 4717-4725 by Weihrauch and Wust) and on research supported by the DFG Deutsche Forschungsgemeinschaft (German Federal Research Council).  A numerical iterative procedure, based on the Gauss-Newton algorithm, has been developed for control of magnetic resonance MR-guided hyperthermia (HT) treatments using a hybrid BSD-2000/3D/MR operating together with an MRI system (MR). In this system, in which a 3-D/MR Sigma-Eye applicator operates inside a MR tomograph (manufactured by Siemens Healthcare), the 3D tissue temperature rise can be measured on-line using the Proton Resonance Frequency Shift (PRFS) method.  It was shown that with few iterative steps a dramatic improvement of the quality of the specific absorption rate (SAR) during MR-HT hybrid system patient treatments was obtained.

Oliver Ott MD, Erlangen, Germany: Evidence based clinical hyperthermia in Radiation Oncology

Dr. Ott spoke on the various trial results published and declared hyperthermia in combination with radiation as an evidence-based treatment for the following tumor types: chest wall recurrences, cervical cancer, soft tissue sarcoma, melanoma, locally progressed head and neck cancer along with certain other cancer types. He further presented new study protocols, including a rectal cancer trial as well as the anal cancer trial protocol.

Rolf D. Issels MD PhD, Munich, Germany: Hyperthermia adds to Chemotherapy

Dr. Issels gave a presentation on the use of hyperthermia to treat soft tissue sarcoma (STS) based on the results of the EORTC STS trial.  He also pointed out that as of May 2008 the mean observation time of the EORTC sarcoma study patients was now 57 months and that the tendency concerning response and survival was unchanged, thus confirming the statements from his ASCO 2007 presentation. He also presented the protocol for the treatment of pancreatic cancer with and without hyperthermia, and made a general case for the potential of the combination of chemotherapeutic agents with hyperthermia.

Stefan Bodis MD, Aarau, Switzerland: Discussion and Summary

Dr. Bodis concluded that heat is on and that hyperthermia should be adopted more generally by the oncology community.

About BSD Medical Corporation

BSD Medical Corp. is the leading developer of systems used to deliver hyperthermia therapy for the treatment of cancer. Hyperthermia therapy is used to kill cancer directly and increase the effectiveness of companion radiation treatments for certain tumors. For further information visit BSD Medical's website at www.BSDMedical.com or BSD's patient website at www.treatwithheat.com.

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